Exhibit 99.1: Press Release of Paychex, Inc. dated April 17, 2006
Paychex, Inc. Board of Directors Adopts Majority Vote Standard for Election of Board of Directors
ROCHESTER, NY, April 17, 2006 – The Board of Directors of Paychex, Inc. (NASDAQ: PAYX) today announced the Company has amended its By-laws to adopt a majority vote standard for uncontested director elections, beginning with the next election of directors in October 2006.
“Our decision on majority voting demonstrates Paychex’s commitment to effective corporate governance policies for our shareholders. Majority voting gives our shareholders a greater voice in the election of directors and represents a more accountable alternative to the current plurality system commonly used in the United States,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex.
Under the majority vote standard, which replaces plurality voting for uncontested director elections, the number of votes by stockholders “for” a director must exceed the number of votes cast “against” that director. In a contested election where the number of nominees exceeds the number of directors to be elected, directors will continue to be elected by plurality vote.
Under the laws of the state of Delaware, where the Company is incorporated, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified. To address this potential outcome, the Board also adopted a corresponding director resignation policy in the Company’s By-laws. If an incumbent director is not elected by a majority of the votes cast, the director must offer his or her resignation to the Board. The Governance and Compensation Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board shall disclose its decision, and the rationale behind it, within 90 days from the date of the certification of the stockholder vote results.
ABOUT PAYCHEX
Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration and employee pay services, including direct deposit, check signing, and Readychex®. Human Resource Services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions and other administrative services for business. Paychex was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 522,000 payroll clients nationwide. For more information about Paychex and our products, visit www.paychex.com.

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